EXHIBIT 99.1

Independent Auditors’ Report

To The Board of Directors and shareholders

American Noble Gas, Inc.

Opinion

We have audited the accompanying Statements of Revenues and Direct Operating Expenses of the Oil and Gas Properties Acquired by GMDOC, LLC (the “Statements”) from Castelli Energy, LLC (the “Acquired Oil & Gas Properties”) as described in Note 1, for the years ended March 31, 2022 and 2021.

In our opinion, the Statements referred to above presents fairly, in all material respects the Revenues and Direct Operating Expenses of the Oil and Gas Properties Acquired by GMDOC, LLC from Castelli Energy, LLC for the years ended March 31, 2022 and 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Information section of our report. We are required to be independent of American Noble Gas, Inc. and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Information

Management is responsible for the preparation and fair presentation of the statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statements that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibilities for the Audit of the Financial Information

Our objectives are to obtain reasonable assurance about whether the statements as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statements.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ RBSM LLP

New York, New York

October 12, 2022

PCAOB ID Number 587

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE OIL & GAS PROPERTIES ACQUIRED BY GMDOC, LLC FROM

CASTELLI ENERGY, LLC

	For the Years Ended March 31,
	2022	2021

Oil and gas revenues	$4,049,759	$1,550,352

Direct operating expenses:
Oil and gas production costs	1,349,118	850,235
Oil and gas production taxes	99,136	29,491
Total direct operating expenses	1,448,254	879,726

Direct oil and gas revenues in excess of direct operating expenses	$2,601,505	$670,626

The accompanying notes are an integral part of this financial statement

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF THE OIL AND GAS PROPERTIES ACQUIRED BY GMDOC, LLC FROM CASTELLI ENERGY, LLC

1.	BASIS OF PRESENTATION

On May 3, 2022, American Noble Gas, Inc., a Nevada corporation (the “Company”), entered into an operating agreement (the “Operating Agreement”) (subject to the payment in full of the Company’s obligation to make its capital contribution) pursuant to which the Company acquired 17 (or 60.7143%) of 28 limited liability membership interests (the “Interests”) in GMDOC, LLC, a Kansas limited liability company (“GMDOC”), for an aggregate purchase price of $4,037,500, and, was subsequently admitted as a member of GMDOC on May 16, 2022, when the Company made its cash capital contribution in full.

With respect to its cash capital contribution, the Company paid a non-refundable cash deposit for the Interests in the amount of $50,000 on May 3, 2022. The Company paid the remainder of the cash contribution for the Interests, or $800,000, on May 16, 2022. The remainder of the Company’s capital contribution, or $3,187,500, was financed by the Bank Loan (as defined below).

At the close of business on March 31, 2022, GMDOC acquired approximately 65% of the net working interests (the “Acquisition”) in certain oil and gas leases (the “GMDOC Leases”) from Castelli Energy, L.L.C, an Oklahoma limited liability company (“Castelli”). Castelli retained a 5% working interest in all of the GMDOC leases and three other companies acquired a total of 30% of the working interests outside of GMDOC which resulted in GMDOC acquiring an approximate 65% net working interest in the GMDOC Leases. The total consideration paid by GMDOC for the Acquisition was approximately $6,745,000, subject to final post-closing adjustments.

The GMDOC Leases cover approximately 10,000 acres located in Southern Kansas near the Oklahoma border. The GMDOC Leases currently produce approximately 100 barrels of oil per day and 1.5 million cubic feet of natural gas per day on a gross basis.

GMDOC is managed by two members: Darrah Oil Company, LLC, a Kansas limited liability company, and Grand Mesa Operating Company, a Kansas corporation (the “Managing Members”), The Managing Members also serve as the operating companies under the GMDOC Leases.

Pursuant to the terms of the Operating Agreement, each member agreed to pay GMDOC, as its capital contribution, $50,000 in cash per Interest, with the remainder to be financed, in part, by a loan to GMDOC from a commercial bank, secured by GMDOC’s property, in the aggregate amount of $6,045,000 (the “Bank Loan”). The principal of the Bank Loan is to be repaid in 84 varying monthly installments, ranging from $170,000 at the beginning to $40,500 at the end of the loan term, with the first installment on July 1, 2022. The Bank Loan bears a variable interest beginning at an initial rate of 6% per annum with one rate adjustment after 36 months subject to a 6% minimum interest rate. Initial working capital requirements were financed by loans to GMDOC from its two Managing Members, in the maximum aggregate amount of $400,000, which is to be repaid over 12 months at a rate of 6% per annum.

The accompanying statements include all revenues from the sale of crude oil, natural gas and natural gas liquids production and direct operating expenses associated with the GMDOC Leases for the periods prior to the closing date. Revenues and direct operating expenses are presented on the accrual basis of accounting and were derived from Castelli’s historical accounting records. During the periods presented, the GMDOC Leases were not accounted for or operated as a separate division or entity by Castelli and, as a result, certain expenses such as depreciation, depletion and amortization, general and administrative, interest and corporate income taxes were not allocated to the operations of the GMDOC Leases. Complete separate financial statements reflecting the financial position, results of operations and cash flows of the GMDOC Leases prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) are not presented because the information necessary to prepare such statements is neither readily available on an individual property basis, nor practicable to obtain in these circumstances. As such, the accompanying statements are not intended to be a complete presentation of the revenues and expenses of the GMDOC Leases and are not indicative of the results of the operation of the GMDOC Leases going forward due to the omission of various expenses as described above. Accordingly, the accompanying statements of revenues and direct operating expenses of the GMDOC Leases are presented in lieu of the GAAP financial statements required under Rule 3-05 of Regulation S-X.

Revenue Recognition

Oil and gas revenues are recognized when production is sold to purchasers at a fixed or determinable price, delivery has occurred, title has transferred and collectability is reasonably assured. Oil and gas revenues have been presented on the sales method of accounting whereby all revenue associated with Castelli’s ownership position is recognized for all oil and gas sold to purchasers, regardless of whether the sales are proportionate to the ownership interest in the property. Revenues are reported net of royalties and other revenue interests of third parties.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and include (a) lease operating expenses which consist of lease and well repairs and maintenance, gathering and transportation, utilities and other direct operating expenses (b) production taxes and (c) ad valorem taxes.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting period. These estimates and assumptions are based on management’s best estimates and judgment. Actual results may differ from the estimates and assumptions used in the preparation of the combined statements of revenues and direct operating expenses. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Management evaluates subsequent events through the date the financial statements are issued.

Oil & Gas Properties

We follow the full cost method of accounting under which all costs associated with property acquisition, exploration and development activities are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include costs related to production, general corporate overhead or similar activities.

Proved properties are amortized/depleted using the units of production method (UOP). Currently we only have operations in the United States of America. The UOP calculation multiplies the percentage of estimated proved reserves produced each quarter by the cost of these reserves. The amortization base in the UOP calculation includes the sum of proved property, net of accumulated depreciation, depletion and amortization (DD&A), estimated future development costs (future costs to access and develop proved reserves) and asset retirement costs, less related salvage value.

The cost of unproved properties are excluded from the amortization calculation until it is determined whether or not proved reserves can be assigned to such properties or until development projects are placed into service. Geological and geophysical costs not associated with specific properties are recorded as proved property immediately. Unproved properties are reviewed for impairment quarterly.

Under the full-cost-method of accounting, the net book value of oil and gas properties, less deferred income taxes, may not exceed a calculated “ceiling.” The ceiling limitation is (a) the present value of future net revenues computed by applying current prices of oil and gas reserves (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves as of the date of the latest balance sheet presented, less estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves computed using a discount factor of 10 percent and assuming continuation of existing economic conditions plus (b) the cost of properties not being amortized plus (c) the lower of cost or estimated fair value of unproven properties included in the costs being amortized less (d) income tax effects related to differences between book and tax basis of properties. Future cash outflows associated with settling accrued retirement obligations are excluded from the calculation. Estimated future cash flows are calculated using end-of-period costs and an un-weighted arithmetic average of commodity prices in effect on the first day of each of the previous 12 months held flat for the life of the production, except where prices are defined by contractual arrangements.

Any excess of the net book value of proved oil and gas properties, less related deferred income taxes, over the ceiling is charged to expense and reflected as additional DD&A in the statement of operations

Proceeds from the sale or disposition of oil and gas properties are accounted for as a reduction to capitalized costs unless a significant portion (greater than 25%) of our reserve quantities are sold, in which case a gain or loss is recognized in income.

Asset Retirement Obligations

The asset retirement obligation relates to the plug and abandonment costs when our wells are no longer useful. We determine the value of the liability by obtaining quotes for this service and estimate the increase we will face in the future. We then discount the future value based on an intrinsic interest rate that is appropriate for us. If costs rise more than what we have expected there could be additional charges in the future, however, we monitor the costs of the abandoned wells and we will adjust this liability if necessary.

Major Purchasers

For the years ended March 31, 2022, and 2021 we sold our produced crude oil, natural gas and natural gas liquids to several independent purchasers on a month-to-month basis. The major purchasers that purchase and market in excess of 10% of our total oil and gas revenues include Coffeeville Resources Refining & Marketing, LLC, Plains Marketing, LP and ONEOK Field Services Company, LLC Such entities represent the following percentage of total oil and gas revenues for the years ended March 31, 2022 and 2021:

	For the Years Ended March 31,
	2022	2021

Coffeeville Resources Refining & Marketing, LLC,	40.46%	53.59%

Plains Marketing, LP	12.78%	17.47%
ONEOK Field Services Company, LLC	34.87%	20.15%

Totals	88.11%	91.21%

2.	COMMITMENTS AND CONTINGENCIES

Pursuant to the terms of the purchase and sale agreement between Castelli and GMDOC, certain liabilities arising in connection with ownership of the GMDOC Leases prior to the effective date are retained by Castelli. Management is not aware of any legal, environmental or other commitments or contingencies that would have a material effect on the statements of revenues and direct operating expenses.

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